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                                                                     Exhibit 2



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger, is made as of ____________ __, 1999, by and among Midland Corporation of Kansas, a Kansas corporation ("Midland") and MCM Capital Group, Inc., a Delaware corporation ("MCM").

                              W I T N E S S E T H:

         WHEREAS, Midland is a corporation duly organized and existing under the laws of the State of Kansas;

         WHEREAS, MCM is a corporation duly organized and existing under the laws of the State of Delaware;

         WHEREAS, the authorized capital stock of Midland is: (i) 3,000,000 shares of common stock, without par value ("Midland Common Stock"), of which 1,000,000 are issued and outstanding;

         WHEREAS, the authorized capital stock of MCM is: (i) 50,000,000 shares of common stock, par value $.01 per share ("MCM Common Stock"), of which 1,000 shares are issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock ("MCM Preferred Stock") par value $.01 per share, of which no shares are issued and outstanding;

         WHEREAS, the Board of Directors of Midland and MCM deem it advisable and in the best interests of their respective corporations and shareholders that Midland be merged with and into MCM, with MCM being the surviving corporation (the "Reincorporation Merger");

         WHEREAS, the Boards of Directors and stockholders of Midland and MCM have approved this Agreement by resolutions duly adopted in accordance with the laws of their respective jurisdictions of incorporation; and

         WHEREAS, Midland and MCM desire to effect the Reincorporation Merger as a plan of reorganization in accordance with the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and in accordance with applicable law, the parties hereto agree as follows:
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                                    ARTICLE I

                             REINCORPORATION MERGER

         1.01     Surviving Corporation.

                  (a) The effective time of the Reincorporation Merger (the "Effective Time") shall occur at the latest of: (i) the time and date that shareholders of each of Midland and MCM approve this Agreement and the Reincorporation Merger; (ii) the time and date that a certificate of merger is duly filed with the Secretary of State of Delaware with respect to the Reincorporation Merger or such later date and time as is set forth therein; and
(iii) the time and date that articles of merger are duly filed with the Secretary of State of Kansas with respect to the Reincorporation Merger or such later date and time as is set forth therein.

                  (b) At the Effective Time, Midland shall be merged with and into MCM, with MCM being the surviving corporation of the Reincorporation Merger. At the Effective Time, the separate corporate existence of Midland shall cease and MCM shall possess all the rights, privileges, powers, and franchises of a public and private nature and be subject to all the restrictions, disabilities, and duties of each of Midland and MCM (collectively, the "Constituent Corporations"); and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal, or mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action belonging to each of the Constituent Corporations, shall be vested in MCM; and all property, rights, and privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of MCM as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Midland shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Reincorporation Merger had not taken place. All debts, liabilities, and duties of the respective Constituent Corporations shall thenceforth attach to MCM and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals, and authorizations of Midland, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals, and authorizations of MCM and shall be effective and binding thereon as the same were with respect to Midland. The employees and agents of Midland shall become the employees and agents of MCM and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Midland. The requirements of any plans or agreements of Midland involving the issuance or purchase by Midland of certain shares of its capital stock shall be satisfied by the issuance or purchase of a like number of shares of MCM subject to the adjustments contemplated in Section 1.04 hereof.

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         1.02     Certificate of Incorporation and Bylaws.

                  (a) From and after the Effective Time, the Certificate of Incorporation of MCM, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation of MCM, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

                  (b) From and after the Effective Time, the Bylaws of MCM, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of MCM, until altered, amended, or repealed in accordance with the laws of the State of Delaware.

         1.03     Directors and Officers.

                  (a) The number of directors of MCM immediately prior to the Effective Time shall continue to be the number of directors of MCM from and after the Effective Time until such number is altered in accordance with the laws of the State of Delaware. The directors of MCM immediately prior to the Effective Time shall continue to be the directors of MCM from and after the Effective Time and shall hold office from and after the Effective Time in accordance with the Bylaws of MCM until their respective successors are duly appointed or elected and qualified.

                  (b) The officers of Midland immediately prior to the Effective Time shall be the officers of MCM from and after the Effective Time and shall hold the same offices from and after the Effective Time in accordance with the Bylaws of MCM until their respective successors are duly appointed or elected and qualified or until retirement, resignation or removal.

         1.04     Terms of Merger.

                  (a) At the Effective Time, the shares of capital stock of Midland shall be converted into shares of capital stock of MCM as follows: each share of Midland Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without further act of Midland, MCM, or any holder thereof, be extinguished and converted into 4.941131 issued and outstanding and fully paid and nonassessable shares of MCM Common Stock subject to the same terms, conditions, and restrictions, if any, as existed immediately prior to the Effective Time.

                  (b) Each person who, as a result of the Reincorporation Merger, holds one or more certificates representing one or more shares of Midland Common Stock may surrender any such certificate to MCM, and upon such surrender, MCM shall, within a reasonable time, deliver to such person, in substitution and exchange therefor, one or more certificates evidencing the number of shares of MCM Common Stock that such person is entitled to receive in accordance with the terms of this Agreement, in substitution for the number of shares of Midland Common Stock represented by each certificate so surrendered; provided, however, that no such holder shall be required to surrender any such certificate until such certificate otherwise would be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

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                  (c) At the Effective Time, all of the shares of capital stock of MCM issued or outstanding immediately prior to the Effective Time shall, automatically and without further act of Midland, MCM, or any holder thereof, be cancelled and cease to exist, without any consideration being payable therefor.

                  (d) At the Effective Time, each option to purchase a share of Midland Common Stock outstanding immediately prior to the Effective Time, shall automatically and without further act of Midland, MCM, or any holder thereof, become an option to purchase 4.941131 shares of MCM Common Stock, at an exercise price adjusted accordingly, but otherwise subject to the same terms and conditions.

                                   ARTICLE II

                                  MISCELLANEOUS

         2.01 Consent to Service of Process. MCM hereby consents and agrees, effective as of the Effective Time, to be sued and served with process in the State of Kansas in any proceeding for the enforcement of any obligations of Midland and in any proceeding for the enforcement of the rights, if any, of a dissenting shareholder of Midland against MCM. MCM hereby irrevocably appoints the Kansas Secretary of State as its agent to accept service of process in any such proceeding from and after the Effective Time. MCM hereby agrees that it will pay to the dissenting shareholders of Midland the amount, if any, to which they shall be entitled under the General Corporation Laws of the State of Kansas with respect to dissenting shareholders.

         2.02 Accounting Matters. Except as herein provided with respect to the cancellation of the outstanding shares of Midland, MCM agrees that, upon the Effective Time, the assets, liabilities, reserves and accounts of Midland and MCM shall be taken up or continued on the books of MCM in the amounts at which such assets, liabilities, reserves, and accounts shall have been carried on the books of Midland and MCM immediately prior to the Effective Time, subject to such adjustments, and such elimination of intercompany items, as may be appropriate to give effect to the Reincorporation Merger.

         2.03 Expenses of Reincorporation Merger. From and after the Effective Time, MCM shall pay all unpaid expenses of carrying this Agreement into effect and accomplishing the Reincorporation Merger.

         2.04 Further Assurances. If, at any time from and after the Effective Time, MCM shall consider or be advised that any further assignment or assurance in law is necessary or desirable to vest in MCM the title to any property or rights of Midland, the proper officers of MCM are hereby authorized, in the name of Midland or otherwise, to execute and make all such proper assignments and assurances in law, and to do all other things necessary or proper to vest such property or rights in MCM and otherwise to carry out the purposes of this Agreement.


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         2.05 Approval. This Agreement shall be submitted for approval by the holders of Midland Common Stock at an annual or special meeting of shareholders or by unanimous written consent, and this Agreement constitutes the approval thereof by written consent of Midland in its capacity as sole shareholder of MCM.

         2.06 Termination and Abandonment. At any time prior to the Effective Time and for any reason, this Agreement may be terminated and abandoned by the Board of Directors of Midland, notwithstanding approval of this Agreement by the shareholders of Midland and MCM. Upon any such termination, this Agreement shall become null and void and have no effect, without any liability to any person on the part of Midland or MCM or their shareholders, directors, or officers.

         2.07 Amendment. At any time prior to the Effective Time and for any reason, this Agreement may be amended, notwithstanding approval of this Agreement by the shareholders of Midland or MCM, by an agreement in writing executed in the same manner as this Agreement; provided, however, that after approval of this Agreement by the shareholders of Midland, this Agreement may not be amended, without such further approval as is required by law, to the extent that such amendment would: (i) alter or change the amount or kind of shares to be received by the shareholders of MCM or Midland in the Reincorporation Merger; (ii) alter or change any term of the Certificate of Incorporation of MCM; or (iii) effect any alteration or change that would adversely affect the shareholders of Midland or MCM.


                                             MIDLAND CORPORATION OF KANSAS
                                             a Kansas corporation
Attest:


By:                                         By:
   ----------------------------                --------------------------------
         Secretary                             Name:
                                               Title:



                                            MCM CAPITAL GROUP, INC.
                                            a Delaware corporation
Attest:


By:                                         By:
   ----------------------------                --------------------------------
         Secretary                             Name:
                                               Title:


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